EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of
Vail Banks, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-42636 and 333-54442) on Form S-8 of Vail Banks, Inc. of our report relating to the consolidated balance sheets of Vail Banks, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the three years ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Vail Banks, Inc.

/s/ DALBY, WENDLAND & CO., P.C.
DALBY, WENDLAND & CO., P.C. Grand Junction, Colorado

March 26, 2004